EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel To Further Expand Electrical Steel Production

WEST CHESTER, OH, July 21, 2008 — AK Steel (NYSE: AKS) said today that its board of directors has approved a $21 million capital investment to further expand the company’s production capabilities for high value-added, grain-oriented electrical steels that are currently in strong demand in both U.S. and global markets.
The project includes installation of new production equipment at the company’s Butler, Pennsylvania Works to utilize AK Steel’s proprietary special annealing technology, as well as upgrades to an existing processing line at Butler.  In addition to enhancing production capacity for higher quality grades of electrical steels, the project will also help improve the company’s product mix flexibility.  The project is expected to be completed in late 2009.
“AK Steel continues to respond to strong customer demand for our grain-oriented electrical steels,” said James L. Wainscott, chairman, president and CEO of AK Steel.  “This latest capital investment will help AK Steel further serve the growing domestic and international markets for some of our highest energy-efficiency and highest valued products.”
The capital investment announced today is an addition to a previously-announced project currently underway at AK Steel’s Butler, Pennsylvania and Zanesville, Ohio plants, which is the company’s fourth project in the past four years to expand production of electrical steels.
AK Steel is one of the largest producers in the world of silicon-alloy electrical steels and is the leading domestic producer of the high value-added grain-oriented grades.  Grain-oriented electrical steels are used in the manufacture of energy-efficient power generation and distribution transformers.
About AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,500 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.

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